Exhibit 99.2

NEWS RELEASE

CSL008018	08/06/08

Carlisle Companies Announces Management Changes

CHARLOTTE, NORTH CAROLINA, August 6, 2008… Carlisle Companies Incorporated (NYSE:CSL) Chairman, President and CEO, David A. Roberts announced today the appointment of Carol P. Lowe as President of Trail King Industries, Inc., effective November 1, 2008.  Trail King Industries, Inc. is Carlisle’s specialty heavy-haul trailer manufacturer. Mrs. Lowe will continue to serve as Vice President and Chief Financial Officer of Carlisle until November 1. She joined Carlisle in 2002 as Treasurer and was appointed Vice President and Chief Financial Officer in 2004.

Mr. Roberts also announced the appointment of Steven J. Ford as Vice President and Chief Financial Officer of Carlisle, effective November 1, 2008. Mr. Ford joined Carlisle in 1995 as Vice President, General Counsel and Secretary. In addition to becoming the Company’s Chief Financial Officer, Mr. Ford will also provide oversight for the Company’s legal matters.

Mr. Roberts commented: “I am very pleased to announce this rotation within our senior management team. Carol and Steve have made many contributions to our Company’s success. These new responsibilities will broaden their skill set and Carlisle will further benefit from their leadership. Carol and Steve will work together over the next three months to ensure a smooth transition.”

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice, aerospace, and test and measurement industries.

CONTACT:	Carol P. Lowe Vice President and Chief Financial Officer Carlisle Companies Incorporated (704) 501-1100 http://www.carlisle.com